Room 4561
						February 23, 2006

Charles R. Osenbaugh
President, CEO and CFO
Timeline, Inc.
3055 112th Avenue N.E., Ste. 106
Bellevue, WA 98004

Re:	Form 10-KSB for Fiscal Year Ended March 31, 2005
	Filed June 29, 2005
	Form 10-QSB/A#2 for the Quarterly Period Ended September 30,
2005
      Filed February 16, 2006
      Form 8-K Filed September 2, 2005
	File No. 1-13524

Dear Mr. Osenbaugh:

      We have completed our review of your filings noted above and have no further comments at this time.


Sincerely,


      Kathleen Collins
      Accounting Branch Chief


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